Subsidiaries:

STV Incorporated,
STV Architects, Inc.,
STV Environmental, Inc.,
STV International, Inc.,
STV Surveying, Inc.,
STV Construction, Inc.,
STV Construction Services, Inc., and
STV/Silver & Ziskind